Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRECISION OPTICS CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2795294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22 East Broadway, Gardner, Massachusetts	01440
(Address of principal executive offices)	(Zip Code)

Precision Optics Corporation, Inc. 2006 Equity Incentive Plan

Precision Optics Corporation, Inc. 2011 Equity Incentive Plan

Precision Optics Corporation, Inc. 2011 Deferred Compensation Plan
(Full title of the plans)

Joseph N. Forkey	Copy to:
Chief Executive Officer Precision Optics Corporation, Inc. 22 East Broadway, Gardner, Massachusetts 01440 (978) 630-1800	Amy M. Trombly, Esq. Trombly Business Law, PC 1320 Centre Street, Suite 202 Newton, MA 02459 (617) 243-0060
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share issued under the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan	120,000	$1.25	$150,000	$17.19
Common Stock, par value $0.01 per share issued under the Precision Optics Corporation, Inc. 2011 Equity Incentive Plan	325,000	$1.25	$406,250	$46.56
Common Stock, par value $0.01 per share issued under the Precision Optics Corporation, Inc. 2011 Deferred Compensation Plan	245,326	$1.25	$306,658	$35.14
Total Registration	690,326	N/A	$862,908	$98.89

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan, the Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, and the Precision Optics Corporation, Inc. 2011 Deferred Compensation Plan described herein.

(2)          Estimated solely for calculating the registration fee pursuant to Rules 457(c) and (h)(1) under the Securities Act, based on the average of the high and low prices for the Registrant’s Common Stock on October 12, 2011, as reported on the OTCQB marketplace.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this registration statement.

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the employee participants in accordance with Form S-8 and Rule 428(b)(1) promulgated under the Securities Act of 1933.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Registrant will provide without charge to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference. The Registrant will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: Chief Executive Officer, 22 East Broadway, Gardner, Massachusetts 01440. The Registrant’s telephone number is (978) 630-1800.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

a)              The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed on September 28, 2011, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)             The Registrant’s Current Report on Form 8-K filed on October 4, 2011;

c)              All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-K referred to in (a) above; and

d)             The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form S-1 filed on December 18, 2008 (File No. 333-156258) pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the Registrant, or was a promoter, underwriter, voting trustee, director, officer or employee of the Registrant. No expert or counsel has any contingent based agreement with the Registrant or any other interest in or connection to the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is organized under the laws of the Commonwealth of Massachusetts. The Registrant’s officers and directors are indemnified as provided by the General Laws of Massachusetts, its Articles of Organization, as amended, and its By-laws.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit.

Section 8.51 of the MBCA permits the Registrant to indemnify a director if the individual (1) acted in good faith, (2) reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to the best interests of the corporation, and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 8.51 also allows for indemnification of a director for conduct for which such individual is or would be exculpated under the charter provision referred to above. Section 8.52 requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he was a director of the corporation.

Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) if such officer is not a director of the corporation, to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 requires that a corporation indemnify an officer who was wholly successful on the merits or otherwise in the defense of any proceeding to which such officer was a party because he was a director of the corporation.

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow the Registrant to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above). Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer under certain circumstances.

Section 8.58 of the MBCA allows a corporation to obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification to a director or officer or to advance funds or reimburse expenses. Such a commitment may be made in the corporation’s articles of organization or bylaws or in a resolution adopted or a contract approved by the board of directors or the shareholders.

Under Section 8.51 of the MBCA, a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation. Unless ordered by a court as provided in the statute, the Registrant may not indemnify a director if his conduct did not satisfy the standards set forth above.

The Registrant’s Articles of Organization, as amended, provide that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The Registrant’s By-Laws provide that it shall indemnify its directors and officers (including persons who serve at its request as directors, officers, or trustees of another organization, or in any capacity with respect to any employee benefit plan) to the full extent permitted by the laws of the Commonwealth of Massachusetts against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by him or her in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, in which he or she may be involved or with which he or she may be threatened while in office or thereafter, by reason of his or her being or having been such a director or officer, except with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Registrant or in the best interests of the participants or beneficiaries of an employee benefit plan. In addition, the Registrant holds a Director and Officer Liability and Corporate Indemnification Policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.	Description
5.1	Opinion of Trombly Business Law, PC (filed herewith).
10.1	Precision Optics Corporation, Inc. 2006 Equity Incentive Plan (included as Exhibit 99.1 to the Form 8-K filed December 4, 2006 and incorporated herein by reference).
10.2	Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, dated October 13, 2011 (filed herewith).
10.3	Precision Optics Corporation, Inc. 2011 Deferred Compensation Plan, dated October 13, 2011 (filed herewith).
23.1	Consent of Stowe & Degon LLC (filed herewith).
23.2	Consent of Trombly Business Law, PC, included in Exhibit 5.1.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gardner, Commonwealth of Massachusetts, on the 14th day of October, 2011.

PRECISION OPTICS CORPORATION, INC.

By	/s/ Joseph N. Forkey
Joseph N. Forkey
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Joseph N. Forkey	Chief Executive Officer and Director	October 14, 2011
Joseph N. Forkey

/s/ Jack P. Dreimiller	Chief Financial Officer	October 14, 2011
Jack P. Dreimiller

/s/ Richard. E. Forkey	Director	October 14, 2011
Richard. E. Forkey

/s/ Donald A. Major	Director	October 14, 2011
Donald A. Major

/s/ Richard B. Miles	Director	October 14, 2011
Richard B. Miles

/s/ Joel R. Pitlor	Director	October 14, 2011
Joel R. Pitlor